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                                                                    EXHIBIT 21.1

                              List of Subsidiaries



Subsidiary                                   Parent
----------                                   ------
Read-Rite International                      Read-Rite Corporation
Read-Rite (Malaysia) Sdn. Bhd                Read-Rite International
Read-Rite (Thailand) Co., Ltd.               Read-Rite Corporation
Sunward Technologies, Inc.                   Read-Rite Corporation
Sunward Technologies, California             Sunward Technologies, Inc.
Sunward Technologies International
         Limited, Hong Kong                  Sunward Technologies, Inc.
Sunward Technologies Philippines, Inc.       Sunward Technologies International
                                                      Limited, Hong Kong
Read-Rite SMI Corporation                    Read-Rite Corporation (majority ownership)
Read-Rite SMI (Thailand) Co., Ltd.           Read-Rite SMI Corporation